Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Third Fiscal Quarter Results

Sunnyvale, CA (January 22, 2008) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the third fiscal quarter ended December 29, 2007. Net sales were $20,147,000, a 9% decrease compared to the prior quarter of $22,029,000 and a 16% decrease compared to $24,098,000 in the same quarter last year. On a GAAP basis, net income in the third fiscal quarter was $3,677,000, or $0.26 per diluted share, as compared with $4,501,000 or $0.32 per diluted share in the prior fiscal quarter, and $5,493,000 or $0.39 per diluted share in the same quarter of the prior fiscal year.

For the first nine months ended December 29, 2007, net sales were $62,938,000 compared to $75,184,000 in the same period of the prior fiscal year, and on a GAAP basis, net income was $12,651,000, or $0.91 per diluted share, as compared with $16,405,000, or $1.17 per diluted share, in the same period of the prior fiscal year.

Non-GAAP earnings per diluted share for the third quarter of fiscal 2008 were $0.30, excluding pre-tax employee stock-based compensation of $535,000, compared with $0.35 in the prior quarter excluding pre-tax employee stock-based compensation of $504,000, and $0.44 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $723,000.  For the nine months ended December 29, 2007, non-GAAP net income per diluted share, was $1.02, excluding pre-tax employee stock-based compensation of $1,695,000, as compared to $1.31 for the same period of the prior fiscal year, excluding pre-tax employee stock-based compensation of $2,022,000.

“As expected, sales of our LED drivers for backlighting LCD TVs declined sequentially due to reduced orders from our major LCD TV customer, caused primarily by weaker than expected Christmas season sales of their new high-end LCD TVs,” commented Dr. Henry C. Pao, President & CEO. “However, we remain optimistic that LED backlighting usage will grow substantially in future quarters due to its superior performance and power efficiency. As a result, our total sales decreased 9% sequentially. However, order rates continue to increase in LED drivers for general lighting applications. In addition, our investments in R&D continue to yield new products, as we introduced thirty-two new products during calendar 2007 for these growth markets.”

Dr. Pao went on to say, “On a GAAP basis, gross margin would have been 59% instead of 56% if not for a $700,000 reserve recorded for excess LED backlight driver inventory. To mitigate the sequential reduction in sales for the quarter, we lowered manufacturing overhead and operating expenses. These actions enabled us to achieve net margin of 18% and GAAP diluted earnings per share of $0.26, or $0.30 non-GAAP diluted earnings per share. In addition, during our third fiscal quarter, we repurchased 212,560 shares of our common stock for $7,400,000. Adjusting for this repurchase, our cash, cash equivalents and short term securities would have increased by $6,200,000 compared to the prior quarter end. At current stock prices, we expect this repurchasing to continue.”

Dr. Pao added, “We expect our fourth fiscal quarter to be flat sequentially, primarily due to softness in near-term EL driver sales, partially offset by strength in medical and industrial applications. For the next fiscal year, we anticipate sales growth to resume, driven by our new products in medical ultrasound, LED drivers for general lighting and backlighting LCD TVs, and our multi-segment EL inverters. We expect to begin shipping EL inverters to several new customers and to continue to launch a large number of new products in the next fiscal year.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates". Examples of forward-looking statements include statements concerning our expected sales in the fourth fiscal quarter and fiscal 2009, both overall and in particular markets, such as softness in near-term EL driver sales and resumption of sales growth in fiscal 2009 from certain new product launches; our plans to continue to introduce a large number of new products and to ship EL inverters to several new customers during fiscal 2009; our expectation that LED backlighting usage will grow in future quarters; and our intent to continue stock repurchases at our current stock price. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in our R&D efforts, whether we encounter production issues in device manufacturing or moving new products from engineering into production, whether the superior performance of LED backlighting is meaningful enough to cause its increased adoption, and whether our board continues to believe that the accretive aspects of stock repurchases warrant such usage of our cash as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on January 22, 2008, following the earnings release.  President and CEO, Dr. Henry C. Pao, VP, Marketing, Ahmed Masood and VP, Finance & CFO, Phil Kagel, will present an overview of the third fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-862-9098 (domestic) or 785-424-1051 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 31 days immediately following the conference call until 11:59 P.M. EDT, February 19, 2008 at 800-677-6124 (domestic) and 402-220-0664 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the telecommunication, networking systems, flat panel display, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures are intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation determined in accordance with FAS 123R - Accounting for Stock Based Compensation.  Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options and other equity compensation are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)
	December 29, 2007	March 31, 2007
	(in thousands)
ASSETS
Cash and cash equivalents	$23,979	$22,652
Short term investments	117,719	116,264
Accounts receivable, net	12,906	12,793
Inventories	17,511	14,238
Deferred income taxes	8,123	8,123
Prepaid expenses and other current assets	1,868	2,172
Total current assets	182,106	176,242
Property, plant and equipment, net	10,291	8,651
Other assets	389	140
Deferred income taxes	1,568	899
TOTAL ASSETS	$194,354	$185,932

LIABILITIES
Trade accounts payable	$3,836	$4,120
Accrued salaries, wages and employee benefits	12,270	12,102
Other accrued liabilities	2,111	2,175
Deferred revenue	3,688	2,965
Income taxes payable	-	3,318
Total current liabilities	21,905	24,680
Income taxes payable, noncurrent	5,077	-
TOTAL LIABILITIES	26,982	24,680

SHAREHOLDERS' EQUITY
Common stock	57,637	54,741
Retained earnings	109,735	106,511
Total shareholders' equity	167,374	161,252
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$194,354	$185,932

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)
	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Net sales	$20,147	$24,098	$62,938	$75,184
Cost of sales(1)	8,915	9,860	26,011	30,002
Gross profit	11,232	14,238	36,927	45,182
Research and development(1)	3,358	3,688	10,981	11,295
Selling, general and administrative(1)	3,888	4,152	11,726	11,781
Income from operations	3,986	6,398	14,220	22,106
Interest and other income, net	1,332	1,650	4,426	3,906
Income before income taxes	5,318	8,048	18,646	26,012
Provision for income taxes	1,641	2,555	5,995	9,607
Net income	$3,677	$5,493	$12,651	$16,405
Net income per share
Basic	$0.27	$0.40	$0.92	$1.20
Diluted	$0.26	$0.39	$0.91	$1.17
Shares used in per share computation
Basic	13,685	13,749	13,700	13,688
Diluted	13,912	14,082	13,929	14,029

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$127	$91	$401	$248
Research and development	$198	$416	$663	$1,199
Selling, general and administrative	$210	$216	$631	$575

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)
	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
GAAP net income	$3,677	$5,493	$12,651	$16,405
Adjustment for stock-based compensation included in:
Cost of sales	127	91	401	248
Research and development	198	416	663	1,199
Selling, general and administrative	210	216	631	575
Subtotal	535	723	1,695	2,022
Tax effect of stock-based compensation	(96)	(48)	(200)	(65)
Non-GAAP net income excluding employee stock-based compensation	$4,116	$6,168	$14,146	$18,362

Non-GAAP net income per share:
Basic	$0.30	$0.45	$1.03	$1.34
Diluted	$0.30	$0.44	$1.02	$1.31
Shares used in per share computation
Basic	13,685	13,749	13,700	13,688
Diluted	13,912	14,082	13,929	14,029

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)
	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Shares used in per share computation Diluted	13,912	14,082	13,929	14,029

DILUTED:
GAAP net income per share	$0.26	$0.39	$0.91	$1.17
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.03	0.02
Research and development	0.02	0.03	0.05	0.09
Selling, general and administrative	0.02	0.01	0.04	0.04
Provision for income taxes	(0.01)	(0.00)	(0.01)	(0.01)
Non-GAAP net income per share excluding employee stock-based compensation	$0.30	$0.44	$1.02	$1.31